Exhibit 10.4
UPS STOCK OPTION PROGRAM
Amended and Restated Terms and Conditions
March 20, 2024
1.    Establishment, Objectives and Duration.
1.1    Establishment of the Program and Effective Date. The Compensation and Human Capital Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restated this Stock Option Program (“Program”) which provides for the grant of Nonqualified Stock Options to selected Eligible Employees pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan, as amended from time to time, and any successor plan (“ICP”). This document sets forth the rules under which Options shall be granted and administered. Unless otherwise defined in this document (in Section 6 or otherwise), capitalized terms shall have the meanings set forth in the ICP.
These amended and restated Stock Option Program Terms and Conditions shall be effective for any stock option awards made on or after the date set forth above and shall remain in effect, subject to the right of the Committee to amend or terminate the Program at any time pursuant to Section 5.5 hereof or otherwise.
1.2    Objectives of the Program. The objectives of the Program are to enhance retention of key talent, provide incentives to key senior executives and to further align the interests of the Company’s senior executives and shareholders.
1.3    Duration of the Program. The Program shall commence on the Program Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Program at any time pursuant to Section 5.5 hereof.

2.    Administration.
2.1    Authority of the Committee. The Program will be administered by the Committee, which shall have the same power and authority to administer the Program as it does to administer the ICP.
2.2    Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any employee, and their estates and beneficiaries.
2.3    Delegation. The Committee may (subject to applicable law, regulation and the terms of the ICP), delegated its power, authority and duties as identified herein to administer the Program, other than the power, authority and duties to grant an Option to Executive Leadership Team Eligible Employees, to (i) any committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team members or (ii) to the Executive Leadership Team or (iii) any members thereof such responsibility (the “Management Compensation Committee”). Except as set forth above, the Management Compensation Committee shall have the powers, authority and duties of the Committee as contained herein, and references to the “Committee” shall be deemed to refer to the Committee or the Management Compensation Committee, as applicable.
3.    Eligibility for Options. Only an Eligible Employee shall be eligible to be considered for a grant of an Option under the Program. The Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees.
4.    Option Awards.
4.1    General. Eligible Employees will receive an award in the form of Options pursuant to the Program.

4.2    Number of Shares Subject to Option. The number of Shares subject to an Option will be determined by the Committee in a manner designed to provide the Eligible Employee with an Option the value of which (as determined by the Company) is approximately equal to the product of the percentage shown on Exhibit A multiplied by his or her Annualized Base Salary as of the Grant Date.
4.3    Award Document. An Eligible Employee will receive a grant notice that specifies the Option Price, the Grant Date, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. Such grant notice, together with this document, shall constitute the “Award Document” for the applicable Option for purposes of the ICP.
4.4    Options Not Transferable. Except as provided in the Award Document, no Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as provided in the Award Document, an Option shall be exercisable during an Eligible Employee’s lifetime only by such Eligible Employee; provided, however, that in the event he or she is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Eligible Employee's legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of an Eligible Employee and the determination of the appropriate representative to exercise the Option if the Eligible Employee is incapacitated shall be made by the Committee in its sole and absolute discretion.
4.5    Vesting and Exercise Rules.
4.5.1    General. Except as otherwise provided below or in the Award Document, all Options will become exercisable at the rate of 20% per year on each of the first five anniversaries of the Grant Date and will expire and terminate at 4:00 p.m. Eastern Time on the tenth anniversary of the Grant Date.
4.5.2    Retirement, Death or Disability. Options will immediately vest in full upon an Eligible Employee’s termination of employment because of Retirement, death or Disability, and will remain exercisable until the tenth anniversary of the Grant Date.
4.5.3    Other Terminations of Employment. Termination of an Eligible Employee’s employment for reasons other than Retirement, death or Disability will result in the forfeiture and termination of all of the Eligible Employee’s non-vested Options. Such Eligible Employee’s vested Options (if any) and will expire and terminate at 4:00 p.m. Eastern Time on the 90th calendar day following the date his or her employment terminates.
4.5.4    Other Exercise Rules. An Eligible Employee generally may exercise his or her vested Options at any time (subject to the Company’s insider trading guidelines) provided the number of Shares he or she seeks to purchase as a result of the exercise is at least the lesser of 500 Shares or the number of Shares that remain subject to the vested portion of such Option.
4.5.5    Payment and Tax Withholding. Options shall be exercised in accordance with Sections 6.5 and 6.6 of the ICP. The Company shall arrange for taxes to be withheld or for the Eligible Employee to remit taxes in accordance with Article 16 of the ICP.
5.    Miscellaneous.
5.1    Awards Subject to the Terms of the ICP. Options awarded under the Program are subject to the terms of the ICP.
5.2    Severability. The provisions of the Program are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5.3    Waiver. An Eligible Employee acknowledges that a waiver by the Company of breach of any provision of the Program shall not operate or be construed as a waiver of any other provision of the Program, or of any subsequent breach by an Eligible Employee or any other participant.
5.4    Imposition of Other Requirements. The Committee reserves the right to impose other requirements on an Eligible Employee’s participation in the Program, on the Options and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require an Eligible Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
5.5    Amendment and Termination. The Committee may amend, alter, suspend or terminate the Program at any time subject to the terms of the ICP. Any such amendment shall be in writing and approved by the Committee. Subject to the terms of the ICP, a committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team members (the “Management Compensation Committee”) or the UPS Executive Leadership Team or any members thereof, may make administrative amendments to the Program from time to time; provided, however, that a copy of any such amendment shall be reviewed with the Committee and kept with the records of the Program.
5.6     Repayment. Notwithstanding anything in this document to the contrary, each Eligible Employee acknowledges and agrees that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s Incentive-Based Compensation Clawback Policy (or such other policy relating to the recovery of incentive compensation as may be in effect from time to time), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of such policy.

5.7     Equitable Adjustments. Options and the number of Shares issuable for each Option, and the other terms and conditions of an Option evidenced by the Award Document, are subject to adjustment as provided in Sections 4.5 and 15.2 of the ICP.

5.8     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to Options and an Eligible Employee’s participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request an Eligible Employee’s consent to participate in the ICP by electronic means. An Eligible Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

5.9     No Right to Future Awards or Employment. The grant of Options to an Eligible
Employee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in the Award Document shall confer upon an Eligible Employee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate an Eligible Employee’s employment or adjust an Eligible Employee’s compensation.

5.10     Acknowledgement. By accepting the grant of an Option under this Program, an Eligible Employee accepts and acknowledges the terms and conditions included in this document. An Eligible Employee acknowledges that the Eligible Employee (i) has received a copy of the ICP, (ii) has had an opportunity to review the terms of the Award Document and the ICP, (iii) understands the terms and conditions of the Award Document and the ICP and (iv) agrees to such terms and conditions.

6.    Definitions. Except as set forth below or as otherwise set forth herein, capitalized terms shall have the meanings set forth in the ICP.
6.1    Annualized Base Salary. An Eligible Employee’s rate of pay for a single fixed pay installment determined as of the Grant Date multiplied by the number of mandatory fixed pay installments for a Plan Year.

6.2    Disability. “Disability” as defined in the Company’s long-term disability plan, or if no such plan exists, as determined by the Committee in its discretion.
6.3    Eligible Employee. For each Plan Year, an Employee who is classified as an active employee at the region manager level or above and satisfies such other eligibility criteria as may be developed from time to time by the Committee.
6.4    Grant Date. The date as of which an Option is granted, as shown on the Award Document for such Option.
6.5    Plan Year. The calendar year, January 1- December 31.
6.6    Retirement. Means (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

Exhibit A

Eligible Employee	Option Award
Chief Executive Officer	90% of Annualized Base Salary
Executive Leadership Team Member (other than the CEO)	30% - 50% of Annualized Base Salary